Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Valspar Corporation 2009 Omnibus Equity Plan of our reports dated December 19, 2008, with respect to the consolidated financial statements and schedule of The Valspar Corporation and subsidiaries and the effectiveness of internal control over financial reporting of The Valspar Corporation and subsidiaries, included in its Annual Report (Form 10-K) for the year ended October 31, 2008, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Minneapolis, Minnesota

April 15, 2009